                                                                   EXHIBIT 10.47


 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

                                   AGREEMENT
                                   ---------


    AGREEMENT made this 16th day of November, 1998, by and between Cellular Express, Inc., a Massachusetts corporation d/b/a Boston Communications Group (the "Company"), having offices at 100 Sylvan Road, Woburn, MA 01801 and AG Communications Systems, a corporation having offices at 2500 W. Utopia Road, Phoenix, AZ 85072 ("AGCS").

    1.  Engagement.  The Company hereby engages AGCS as an independent
        ----------
contractor to perform the services described in Attachment 1 to this Agreement, and AGCS hereby agrees to such engagement.

    2.  Performance.  AGCS agrees to perform at all times faithfully,
        -----------
industriously, and to the best of AGCS's ability, experience, and talents, the duties that may be required of AGCS pursuant to the terms hereof.

    3.  Compensation.  The Company shall pay AGCS, and AGCS shall accept from
        ------------
the Company, in full payment for AGCS's services hereunder, compensation as provided in Attachment 1 to this Agreement.

    4.  Confidentiality.  AGCS shall not at any time whatsoever, or in any
        ---------------
manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any confidential information of the Company, including specifications, technical and business plans, drawings, system design, software, data, documentation, methods of operation, processes, customer information or any other information which is identified by the Company as confidential at the time of its disclosure to AGCS, without the prior written consent of the Company, the parties hereto stipulating that as between them, the same are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Company and its good will.

    5.  Rights in Roaming Solution.  AGCS hereby agrees that the software
        --------------------------
developed by AGCS in accordance with Company's proprietary specifications for Company's Roaming Solution, and the software developed by AGCS in accordance with Company's proprietary specifications for [**] WPS functionality not covered by the [**], WIN,[**] and [**] industry standards, are works for hire and all rights in and to such developments shall belong to the Company in perpetuity, and that AGCS shall not disclose any of such developments to any third party without the prior written consent of the Company. AGCS agrees to cooperate with the Company and to execute such documents as the Company may reasonably require to effect or enforce its rights in such developments. It is understood that those portions of the [**] WPS solution that are covered by the [**], WIN,[**] and [**] standards are not "works for hire" and are not subject to the provisions of this Section 5.

    6.  Indemnification.  Each party shall indemnify, defend and hold the other
        ---------------
party harmless from any losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys' fees) on account of any damage to property and personal injuries, including death, occurring during the performance of this Agreement, to any person or persons, arising from any act or omission of the indemnifying party related to the performance of this Agreement or the services provided hereunder.

    7.  Independent Covenants.  The covenants on the part of AGCS in Sections 5,
        ---------------------
6 and 7 shall survive the termination of this Agreement for a period of two years and shall be construed as agreements independent of any other provision contained in this Agreement and the effect of any claim or action by AGCS against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of these covenants.

    8.  Warranties.
        ----------

    (a) AGCS represents and warrants that AGCS's execution and performance of this Agreement does not and will not conflict with any other Agreement to which AGCS is a party or by which AGCS is bound.

    (b) AGCS warrants that each product provided to the Company by AGCS pursuant to this Agreement will perform in accordance with the functional specifications for such product for a period of twelve (12) months following acceptance of such product by the Company.

    (c) AGCS represents and warrants that all deliverables provided by AGCS to the Company will not infringe any United States patent or copyright of any third party. AGCS will defend all actions, claims, and suits against the Company alleging that any of the software or other deliverables furnished hereunder infringes any United States patent or copyright, and will pay all damages and costs which by final judgment may be assessed against the Company on account of such infringement, provided that AGCS (i) shall have received written notice of any claim of such infringement or suit and full opportunity and authority to assume the sole defense of and to settle such suit, and (ii) shall be furnished, upon AGCS's request and at AGCS's expense, such information and assistance as AGCS may reasonably request from the Company relating to such defense. If the use of such software or other deliverable in any such suit is held to constitute infringement and the use of said software or deliverable is enjoined, AGCS will either procure for the Company the right to continue using said software or deliverable or replace it with a non-infringing product or modify it so that it becomes non-infringing. No undertaking of AGCS under this Section shall extend to any such alleged infringement or violation to the extent it is caused by adherence to design specifications, modifications, drawings or other written instructions which AGCS is directed by Company to follow, provided that, in adhering to such specifications or instructions, AGCS does not knowingly infringe on the patent or copyright of a third party.

    (d) AGCS represents, warrants and covenants that: (i) all products and services delivered under this contract, including embedded third party software or hardware, shall be able to accurately process date data including, but not limited to, calculating, comparing, and sequencing from, into, and between the twentieth and twenty-first centuries, including leap year calculations, provided that all products and services used in combination with such products and services properly exchange date data with it; (ii) AGCS's products and services are and will be fully capable of operating as required to accommodate the year 2000 and beyond; (iii) any modifications to AGCS's products and services made to accommodate year 2000 processing will not adversely affect any existing function, feature, architectural design or current working processes with regard to AGCS's product and AGCS's knowledge of BCG's use; and (iv) AGCS will provide the support and maintenance, at no cost to BCG, to ensure that any new releases of the products or services delivered hereunder have year 2000 capability.

    (e) The provisions of this Section 9 shall survive the termination of this Agreement.

    9.   Enforcement.  The parties acknowledge the uniqueness of AGCS's services
         -----------
to the Company, and agree that any violation or breach by AGCS of the covenants contained in Sections 5 or 6 above shall entitle the Company to injunctive relief or other equitable relief in any court of competent jurisdiction.

    10.  Notice.  Any notice required under this Agreement shall be in writing
         ------
and personally delivered or sent by registered or certified mail to the addresses of the parties set forth on page 1 of this Agreement, or to such other address as the parties hereto may designate in writing to each other.

    11.  Authority.  Notwithstanding anything herein contained to the contrary,
         ---------
AGCS shall not have the right to make any contracts or commitments for or on behalf of the Company without obtaining the prior written consent of the Company.

    12.  Entire Agreement.  This contract contains the complete agreement
         ----------------
between the parties and shall, as of the effective date hereof, supersede all other agreements written or oral between the parties concerning the subject matter hereof. The parties stipulate that neither of them has made any representation with respect to the subject matter of this agreement or any representations including the execution and delivery hereof except such representations as are specifically set forth herein and each of the parties hereto acknowledges that such party has relied on his, her or its own judgment in entering into this agreement.

    13.  Modifications.  No waiver or modification of this agreement or of any
         -------------
covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this paragraph may not be waived except as herein set forth.

    14.  Termination.  This agreement may be terminated by the Company, at its
         -----------
sole discretion, at any time prior to the delivery of the completed product by AGCS to the Company, on fifteen (15) days prior written notice to AGCS. Upon termination by the Company for any reason except default by AGCS, AGCS shall not have any further rights against the Company under this agreement except that AGCS shall be paid AGCS's compensation on a pro-rata basis through the date of termination.

    If AGCS shall fail to deliver a product which conforms to the functional specifications for such product by the agreed upon delivery date, or if at any time during the term of this Agreement AGCS shall neglect or fail to perform or observe any material provision of this Agreement and shall fail to remedy the same within thirty (30) days after notice from the Company, then the Company may, at any time thereafter, terminate this Agreement by notice to AGCS, and in addition to any other remedies which the Company may have, at law or in equity, the Company may return such product to AGCS and shall be entitled to a full refund of all amounts previously paid by the Company for such product.

    If at any time during the term of this Agreement a party shall make an assignment for the benefit of creditors; or a party shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to acquiesce in the appointment of any trustee, receiver or liquidator of such party or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or a petition shall be filed against a party in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State, or other statute, law or regulation of similar import and shall remain undismissed or unstayed for an aggregate of ninety (90) days (whether or not consecutive), or if any debtor in possession, trustee, receiver or liquidator of a party or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of said party and such appointment shall remain unvacated or unstayed for an aggregate of ninety (90) days (whether or not consecutive); then, in any such case, the other party may, at any time thereafter, terminate this Agreement by notice to the defaulting party, specifying a date not less than fifteen (15) days after the giving of such notice on which this Agreement shall terminate; and in such event each party shall remain liable for amounts due to the other party prior to the date of such termination.

    15.  Return of Materials.  Upon termination of work as an independent
         -------------------
contractor to the Company, AGCS shall immediately return to the Company any and all documents, materials, equipment and other property of the Company in AGCS's possession or control, including without limitation any and all data and work product prepared pursuant to this Agreement, summaries, abstracts, descriptions and notes made by or for AGCS.

    16.  Governing Law.  It is the intention of the parties hereto that this
         -------------
agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the Commonwealth of Massachusetts, and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this agreement, the laws of the Commonwealth of Massachusetts shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

    17.  Construction.  Nothing in this agreement shall be deemed to create any
         ------------
relationship of principal and agent or any relationship between the parties other than that of an independent contractor to the Company.

    18.  Assignment; Binding Effect.  This Agreement shall inure to the benefit
         --------------------------
of the Company and its successors and shall not be assigned by AGCS.

    19.  Force Majeure.  Neither party shall be liable to the other for any
         -------------
delay or failure of any part of this Agreement from any cause beyond its control and without its fault, including, without limitation, changes in government regulations, embargoes, epidemic, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackouts, severe weather conditions, failure by the

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

other party to fulfill any of its obligations under this Agreement, or acts or omissions of common carriers (collectively referred to as "Force Majeure Conditions"); provided, however, that this shall not be deemed to apply to a failure of AGCS to comply with the provisions of Section 8 hereof, nor to a failure of the Company to make any payment due pursuant to the terms of Attachment 1.

    20.  Acceptance
         ----------

    20.1 Prior to delivery of the commercial Roaming WPS Software solution and [**] WIN WPS Software solution to Company, AGCS shall perform the internal testing that is appropriate to provide reasonable assurance that each software solution will perform in conformance with their specifications. The Company acceptance test period shall commence on the date each software solution is received by Company. For the purposes of this Agreement, receipt shall be deemed to have occurred:
         (i) as evidenced by documentation signed by the Company, or (ii) the date a software solution is physically delivered to the Company by a representative of AGCS. The Company acceptance test period shall end forty-five (45) days after the start of the acceptance trial period. During the acceptance trial, Company may operate and test each software solution as it deems appropriate, including use of a software solution for commercial purposes. Company's use of a software solution for commercial purposes during the trial shall not constitute acceptance of a software solution.

    20.2 Company shall, prior to the end of an acceptance test period, notify AGCS whether a software solution performed in conformance with its specifications. Notification under this provision shall consist of: (i) a signed Certification of Acceptance attached hereto as Attachment 2 for the software solution, or (ii) a written description of the material nonconformance items. Should Company fail to submit written notification within the time frame specified in this paragraph, the software solution shall be deemed accepted.

    20.3 If the Roaming WPS Software solution fails to perform in conformance with its specifications during the acceptance test period, AGCS shall extend the acceptance test period, as mutually agreed by both parties, and shall correct the material deficiencies. If AGCS is unable to correct material deficiencies by the date agreed to by both parties, Company shall be refunded the amount paid for the Roaming WPS Software solution.

    20.4 If the [**] WIN WPS Software solution fails to perform in conformance with its specifications during the acceptance test period, AGCS shall extend the acceptance test period, as mutually agreed by both parties, and shall correct the material deficiencies. If AGCS is unable to correct material deficiencies by the date agreed to by both parties, Company shall be refunded the amount paid for the [**] WIN WPS Software solution.

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

    20.5 If the [**] WIN WPS Software solution fails to perform in conformance with its specifications during the acceptance test period, AGCS shall extend the acceptance test period, as mutually agreed by both parties, and shall correct the material deficiencies. If AGCS is unable to correct material deficiencies by the date agreed to by both parties, Company shall be refunded the amount paid for the [**] WIN WPS Software solution.

    21.  Audit
         -----

    21. Not more than twice a year AGCS may audit, or designate an independent certified auditor to audit the directly relevant records of Company during Company's regular business hours to determine whether the amount paid to AGCS by the Company is accurate. Any expenses of such audit shall be born by AGCS, unless the audit determines that the amount paid to AGCS by the Company is inaccurate by more than ten (10%) percent, in which case all reasonable expenses of the audit will be born by Company. The Company will be required to pay AGCS any amount owed. In the event that the audit determines that the Company has made an overpayment, AGCS shall pay the amount of such overpayment to the Company.

    21.2 Company agrees to report to AGCS within five (5) business days following the end of each quarter [**]. This report must be generated in accordance with the instructions as described in the User's Manual and forwarded to AGCS either electronically or via facsimile.

    21.3 It may be necessary to establish a data connection agreement between the parties to regulate the method and extent of the connection between the parties' computer networks. If such data connection is required, it shall be governed by a Data Connection Agreement, in the form attached as Attachment 3 hereto.

    21.4 Any reports shall be conclusively presumed as accurate after eighteen
         (18) months from date of delivery to AGCS by Company and shall be excluded from auditing.

    21.5 Any information derived from Company's reports or records shall be maintained in confidence by AGCS as Confidential Information of Company pursuant to Section 4 hereof.

    22.  Billing Terms  AGCS shall issue invoices using net thirty (30) day
         -------------
payment terms and shall bear interest at the rate of one percent (1.0%) per month, or at the highest rate allowed by law, whichever is less, from the date due until paid.

    23.  Maintenance  Regarding maintenance, as defined in Attachment 1, AGCS
         -----------
assumes TAC support will be provided and that maintenance will correct errors or deficiencies in the operation and functioning of the application as required by the specifications. Maintenance does not include additional or enhanced functionality or additional or enhanced features to the software, except that provided for in Attachment 1.

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

    24.  WIN Industry Standard Support  The Company and AGCS agree to support
         -----------------------------
one another in the [**] and WIN industry standards groups on matters affecting the applications covered by this Agreement.

    25.  Specifications  The parties assume that the final specifications for
         --------------
[**] will be available to AGCS no later than [**]. If such final specifications are not available by such date, AGCS will deliver the [**] WPS application [**] from the availability to AGCS of such specifications.


    IN WITNESS WHEREOF, the parties hereunto set their hands and seals the day and year first above written.

                                  CELLULAR EXPRESS, INC.



                                  By: /s/ Kevin M. Thigpen
                                     -----------------------------------
                                  Vice President & General Manager


                                  AG COMMUNICATIONS
                                  SYSTEMS



                                     /s/ Charles Schulz
                                  --------------------------------------
                                  Vice President & General Manager

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

                                 ATTACHMENT 1
                                 ------------

                      Scope of Services and Compensation
                     Between AG Communication Systems and
                          Boston Communications Group

1.  GENERAL

AG Communication Systems (AGCS) will develop and port the following Wireless Prepaid Services (WPS) solutions for Boston Communications Group (BCGI): a Roaming WPS solution based on BCGI's submitted technical specification [**] and BCGI roaming functional specifications to be provided by BCGI; a Wireless Intelligent Network (WIN) based [**] WPS solution based on [**], service specifications with modifications/additions per BCGI functional specifications and, a [**] WPS solution based on [**] WIN,[**], which is expected to be standardized sometime in [**].

AGCS will develop a WIN based [**] WPS solution for delivery in [**] This solution will interface with BCGI's rating engine and BCGI's IP as detailed in the following BCGI documents: BCGI's WIN prepaid business requirements [**]; and a WIN prepaid functional specification to be provided by BCGI. This solution will initially be developed to run on [**] platforms identified by BCGI with a [**] optional platform to be developed subsequently (see Platforms section below). As part of this agreement, AGCS will migrate this solution to a [**] WIN [**] solution when this standard becomes available.

AGCS will develop and port the roaming solution to BCGI specifications for $1,730,000. This price includes BCGI exclusive license of the roaming solution. Maintenance for this is included throughout [**]. The [**] WPS solution will be paid as a business arrangement as follows: [**] of use on the AGCS [**] WPS BCGI service bureau application (either on a BCGI owned SCP or carrier owned SCP) from inception of service through [**]; and a WIN Development Cost Share Rate [**] (described below) from [**] through [**]. If BCGI requests a [**] platform for this solution from AGCS, this business arrangement will extend through [**]. BCGI and AGCS may renegotiate in good faith the continuation of this business agreement at any time to continue after [**].

WIN Development Cost Share Rate will be [**] of use on the AGCS [**] WPS service bureau application (either on a BCGI owned SCP or carrier owned SCP) until the total AGCS proceeds for the [**] WPS solution, including the proceeds from this WIN Development Cost Share Rate, the [**] of use fee through [**] described above and any Advanced Payments (as described below) total [**] or more. For payments beyond [**] and less than [**], the WIN Development Cost Share Rate will be [**]. For payments beyond [**] and less than [**], the WIN Development Cost Share Rate will be [**]. For payments beyond [**], the WIN Development Cost Share Rate will be [**]. WIN Development Cost Share rate is subject to the lower of the specified rate [**] of the cost BCGI charges its carriers. However, the rate will not fall below [**] through [**] and will not fall below [**] through [**]. The rate through [**], if this agreement is extended with the addition of a [**] platform, will not fall below [**].

Maintenance fees for [**] WPS will be [**] cost BCGI pays to AGCS if BCGI provides first level support and AGCS provides second level support, or [**] cost if AGCS provides first level

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

support. Pricing for system sales without service bureau component will be described in a separate agreement.

The [**] WPS solution will utilize the standard [**], WIN,[**] and [**] developed prepaid messages. Any BCGI specifications not covered by these standards, including interfaces to BCGI's IP and rating engine, are the exclusive properties of BCGI and cannot be disclosed or reused by AGCS or any partner of AGCS, for any purpose, without prior written consent of BCGI. AGCS must provide a reasonable demonstration of the controls that AGCS will put in place to enforce this clause.

Neither [**] nor other [**] applications are included in this agreement. This agreement does not preclude BCGI from developing [**] for prepaid or any other [**] applications.

BCGI guarantees that an average of [**] subscribers will be on the [**] solution each month from commercial deployment until the end of this agreement. This guarantee equates to approximately $9.0 million in WIN Development Cost Share
payments cumulatively to AGCS.   At the end of the agreement [**] if the total
of these payments does not equal or exceed $9.0 million, BCGI will compensate AGCS the difference. Any payment made to compensate for unrealized revenues will apply towards the [**] WIN Development Cost Share, should BCGI elect to port to a [**] platform. After paying a total of at least $9.0 million, BCGI will have an unlimited, fully-paid and perpetual license (excluding source code and maintenance) to the [**] software. AGCS agrees to place the source code in escrow within 30 days following acceptance of the software by BCGI, upon mutually agreed terms which shall include the provision that the source code shall be released to BCGI in the event that AGCS ceases operations or is otherwise unable or refuses in writing to maintain the software. BCGI may also elect to pay AGCS the cost paid by AGCS for any platforms jointly purchased for development and testing of [**]. BCGI will take ownership of these platforms at that time, but not later than [**].

AGCS and BCGI will respond to [**] based on mutually agreed upon terms.

Formal contract will be signed by November 14, 1998.

PAYMENT TERMS:

Schedule                                   %      Amount    Responsibility  Date
--------                                 -----    ------    --------------  ----
Contract Signature                       [**]%  $[**]
Functional Specifications (Roaming)      [**]%  $[**]         BCGI          [**]
Final Design Specifications (Roaming)    [**]%  $[**]         AGCS/BCGI     [**]
Integration Testing (Roaming)            [**]%  $[**]         AGCS          [**]
Final Acceptance (Roaming)               [**]%  $[**]         BCGI          [**]
Commercial Use (Roaming)                 [**]%  $[**]         BCGI          [**]
Integration testing: [**]
for 1 platform ([**] WPS solution)       [**]%  $[**]                       [**]
                                         ----   ----------
TOTAL                                     100%  $1,730,000

Payment terms are detailed in the Agreement document.

Advance Payments

In addition to above payments, BCGI will provide AGCS with advance payments to support the porting of [**] WPS to a [**] platform,[**], if BCGI desires this porting. BCGI will notify AGCS of which

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

platform to port to [**] by the end of [**].  At that time, BCGI will provide
AGCS with a [**] advance payment against future [**] revenue sharing.   BCGI
will expect delivery of this software [**] following. At the time of acceptance of this ported software, BCGI will provide AGCS with another [**] advance payment.

BCGI may also elect to ask AGCS to port the [**] WPS system to a [**] platform [**]. If BCGI chooses to ask AGCS to perform this [**] software port, BCGI will provide AGCS with [**] advance payment at the time of the request, and expect delivery of this additional ported software [**] following the request, and the original business arrangement described above will extend through [**]. Upon delivery and acceptance of this [**] ported software BCGI will provide AGCS with another [**] advance payment against future [**] revenue. This [**] platform will also be contingent on the details in the Platforms sections.

AGCS will not be required to return these payments to BCGS if [**] service bureau revenue is not realized to cover these payments.

2.  ROAMING SOLUTION

Delivery of Roaming solution:

[**].

Warranty for Roaming solution:

[**] from commercial service


Assumptions - Roaming solution

          1. Roaming solution will be based on specification [**] and BCGI roaming functional specifications, to be provided by BCGI.

          2.  Final development and delivery schedule will be finalized by [**].

          3. All initial technical design issues will be resolved within [**] of contract signature date.

          4.  Application will execute on the [**].

3. [**] WPS SOLUTION

Platforms:

The [**] WPS solution will run on any two of the following platforms:[**]. BCGI will notify AGCS as to which [**] will be done first by end of [**], at which time AGCS will have [**] to develop the application. BCGI will notify AGCS of the [**] by end of [**]. BCGI and AGCS will evenly split the cost for platforms on which to develop and test the [**] solutions, if these platforms are requested by BCGI.

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

BCGI may also elect to ask AGCS to port the [**] WPS system to a [**] platform [**]. If BCGI chooses to ask AGCS to perform this [**] software port, BCGI will provide AGCS with [**] advance payment at the time of the request, and expect delivery of this additional ported software [**] following the request, and the original business arrangement described above will extend through [**]. Upon delivery and acceptance of this [**] ported software BCGI will provide AGCS with another [**] advance payment against future [**] revenue.

     AGCS and BCGI will issue a joint statement to the industry that describes this agreement (to be developed).

Delivery of [**] WPS solution [**]:

[**].

Warranty for [**] WPS solution:

[**] from commercial service of each platform.


Assumptions
          5. [**] WPS Application will be based on [**] and a WIN prepaid functional specification to be provided by BCGI.
          6.  [**] will be separate from the [**] and will be provided by BCGI.
          7.  [**] will be provided by BCGI.
          8.  Service uses [**] WIN technology; not [**] technology.
          9. Application enhancements will be as is being defined by [**] for Prepaid Service, [**] and as defined by BCGI specifications
          10. If BCGI elects to port to [**] platforms, BCGI and AGCS will evenly pay to provide these platforms to AGCS for development and testing purposes.
          11. Relevant porting of BCGI's [**] will be done by BCGI.

Major Network Interfaces

          12. [**] WIN [**] messages over [**]. This document is subject to changes and additions as the [**] standards get specified.]
          13. [**] WIN [**] messages over [**]. This document is subject to changes and additions as the [**] standards get specified.]
          14. [**] WIN,[**] messages over [**]. This interface is used by [**]
              to obtain [**] information.
          15. [**]: Proprietary BCGI message set over [**] or [**].
          16. Application will have all of the [**] necessary for its operation.
          17. Optionally, application shall support portions of the [**] to be resident on the subscriber's [**], with the application using the WIN,[**] to obtain the information from the [**]. This option permits the service provider to not have to duplicate [**] items of the subscriber but with a concomitant increase in [**] and corresponding [**].
          18. The [**], prepaid database and proprietary BCGI message set will be provided by BCGI
          19. [**] will be provided by BCGI

                                 Attachment 2

                           AG Communication Systems
             Certificate of Acceptance of ______________ Software

PARTIES

               AG Communication Systems Corporation (AGCS)
               2500 West Utopia Road
               Phoenix, AZ 85027

               Cellular Express Inc. d/b/a Boston Communications Group (BCG) 100 Sylvan Road
               Woburn, Massachusetts 01801

Agreement dated ____________, 1998.

Effective Date of Acceptance ________________, 1998.


BCG hereby certifies that the _________________ Software provided by AGCS and identified above has passed the acceptance testing performed pursuant to the above-referenced agreement and order and, consequently, BCG accepts said _______________ Software.


_________________________________
      Company


By:  ____________________________

Name:     _______________________

Title:    _______________________

Date:     _______________________

 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

                                 Attachment 3

                           DATA CONNECTION AGREEMENT

Cellular Express, Inc., a Massachusetts corporation d/b/a Boston Communications Group ("BCG") and AG Communication Systems Corporation, a Delaware corporation ("AGCS") enter into this Data Connection Agreement as of November 16, 1998 ("Effective Date").

I.   BACKGROUND

     A. AGCS and BCG have entered into the Agreement effective as of 11/16 1998, in which AGCS shall provide BCG with services described in that Agreement. Upon execution of this Data Connection Agreement, it shall be an Attachment to and part of the Agreement to enable the parties to create a temporary dial-up capability between them to facilitate the performance of both parties under the Agreement. This Data Connection Agreement shall govern the parameters of said dial-up capability.

II.  AGREEMENT

In consideration of the Agreement and the mutual covenants contained therein, AGCS and BCG agree to connect AGCS data facilities with BCG data facilities as follows:

     A. Facilities. The facilities to be used to connect AGCS' data facilities with BCG's data facilities are not intended to be a permanent connection between the two companies, but solely to execute the purposes and objectives of the Agreement. Such facilities shall consist of a dial-up connection and two modems, one at each end of the dial-up connection. The modem at the AGCS side is owned exclusively by AGCS, and the modem at the BCG side is provided by BCG. The dial-up connection is made over the public telephone network and will be activated by AGCS on request of BCG. BCG will provide AGCS with a dial-up account in order to provide technical assistance when required. In order to prevent direct access to their respective internal networks, the connection between AGCS and BCG (via the dial-up connection) shall be connected outside the firewalls, or, if it is necessary to connect inside the firewalls, such connection shall be pursuant to the other party's security policy. Generally, the AGCS equipment will be connected to the AGCS subnet with the IP address of [**] and the BCG equipment will be connected to the BCG subnet with the IP address [**]. Both parties shall provide their complete IP subnet addresses to each other in writing. Such addresses may be changed from time to time as necessary, by written notification to the other party.

     B. Term. The term of this Data Connection Agreement is concurrent with the term of the agreement. Breach of the Agreement shall constitute a material breach of this Data Connection Agreement. Notwithstanding any other provisions of the agreement, termination of this Data Connection Agreement shall be governed by Paragraph F in this Data Connection Agreement.

     C.   Information Transmitted ("Information")

          1. In General. The information that is transmitted between AGCS and BCG pursuant to this Data Connection Agreement will be limited to such data as is necessary to carry out the intent of the parties in the Agreement. The dial-up connection between AGCS and BCG may be initiated only by AGCS on an as-needed basis.

          2. Information transmitted or Accessed Under This Data Connection Agreement Subject to Non-Disclosure. AGCS and BCG will safeguard the Information transmitted between them under this Data Connection Agreement as confidential data. Such information will be subject to all nondisclosure provisions set fort herein and in the Agreement. Each party agrees: (i) to use the other party's Information only for purposes of performance under the Agreement,
               (ii) not to reveal the Information to third parties except as required by law, and (iii) to take all reasonable precautions to safeguard the Information, all as required by the Agreement and this Data Connection Agreement.

          3. Survival of Nondisclosure. This nondisclosure obligation shall survive the termination or expiration of this Data Connection Agreement.

     D.   Responsibilities of the Parties.

          1. Right to Audit. Each party will provide access to the other party during normal business hours, and upon a mutually agreed schedule, for the purposes of auditing the facilities used in the transmission, to ensure compliance with the terms of this Data Connection Agreement. The right of audit includes, at a minimum, all of the systems or network endpoints that have access to the other party's data. Visiting employees performing the security audit as described herein will be escorted at all times by an employee of the facility owner. AGCS and BCG will use standard product features to provide for statistics and audit trails, when necessary. The auditing party is responsible for the cost of audits, including, but not limited to, the time and material to support the audit and travel expenses.

          2. Right to Perform Security Tests. Each party will permit the other, during normal business hours and upon a mutually agreed schedule, to perform logical security tests by technicians or automated equipment designed to identify potential security risks. These tests shall be limited to discovering risks associated with the usage and/or connections established pursuant to this Data Connection Agreement.

          3. Responsibility for Failed Components. All network-related problems will be managed to resolution by the respective organizations, AGCS or BCG, as appropriate to the ownership of the failed component. AGCS and BCG will be responsible for all networking components within their respective data centers.

          4. Physical Access. All physical access to equipment and services required to transmit data in accordance with the terms of this Data Connection Agreement will be in secure locations. Verification of authorization will be required for access to all such secured locations.

          5. Forbidden Use of Connection. Use of any modem, or connection components for services or access not contemplated by the Agreement is forbidden. Any exception, other than access by third party vendors for maintenance purposes, shall require a written amendment to the Agreement.

     E. Indemnification. Each party agrees to indemnify the other party and to hold the other party harmless for any loss or damages as the result of:

          1. the unauthorized access to the data facilities of the indemnified party through the indemnifying party's data facilities or equipment;

          2. the misuse of Information obtained through the indemnifying party's data facilities, or otherwise obtained by the indemnifying party; or

          3. any unauthorized access to, or misuse of, the data facilities, or Information of the indemnified party by the indemnifying party or any of its employees, agents, contractors, or other persons perpetrating such act through the indemnifying party's data facilities or equipment.

     F. Termination. Either party may immediately suspend access to its data facilities or may immediately terminate this Data Connection Agreement, without cause, upon written notice to the other party.

     G Amendment. This Data Connection Agreement may only be amended in writing, signed by an authorized representative of each party hereto. This Data Connection Agreement supersedes and replaces all prior agreements, understandings, representations, promises and statements made by either party regarding the subject matter hereof.

     H. Assignment. The obligations and benefits of this Data Connection Agreement shall inure solely to the entities listed above, and not to any other entities, divisions or business units. This Data Connection Agreement shall immediately become void if it is assigned without the prior written consent of the other party.

     I. Execution. This Data Connection Agreement may be executed by the respective parties in counterparts, with each respective signature becoming effective upon receipt of a facsimile signature (original to be immediately delivered via overnight courier).

WHEREFORE, the parties authorized representatives have set their signatures below.


CELLULAR EXPRESS, INC.                  AG COMMUNICATION
                                        SYSTEMS CORPORATION


By: /s/Kevin Thigpen                    By: /s/Charles Schulz
   -------------------------------         ---------------------------

Name:  Kevin Thigpen                    Name:  Charles Schulz
     -----------------------------           -------------------------

Title: Vice President & Gen. Mgr.       Title:    VP & GM
      ----------------------------            ------------------------

Date: November 16, 1998                 Date: 11/12/98
     -----------------------------           -------------------------